[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated November 27, 2006

UBS AG Return Optimization Securities
Linked to the Rogers International Commodity Index(R) Excess Return(SM) OPPORTUNITY FOR OPTIMIZED RETURNS IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
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Issuer                  UBS AG (Jersey Branch)
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Issue Price             $10 per Security
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Underlying Index        Rogers International Commodity Index(R)
                        Excess Return(SM)
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Term                    18 months
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Payment on              Investors will receive a cash payment at
Maturity Date           maturity that is based on the Index Return:

                        IF THE INDEX RETURN IS POSITIVE, INVESTORS WILL RECEIVE TRIPLE THE INDEX RETURN, UP TO A
                        MAXIMUM GAIN ON THE SECURITIES OF BETWEEN
                        28.50% AND 31.50%, TO BE DETERMINED ON
                        THE TRADE DATE.

                        IF THE INDEX RETURN IS NEGATIVE, INVESTORS
                        ARE EXPOSED TO THE FULL DECLINE IN THE INDEX
                        AND WILL LOSE SOME OR ALL OF THEIR PRINCIPAL
                        AMOUNT.
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Index Return            Index Ending Level - Index Starting Level
                        -----------------------------------------
                                Index Starting Level
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Index Starting Level    The closing level of the Index on the Trade Date
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Index Ending Level      The closing level of the Index on the Final
                        Valuation Date
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Trade Date              December 20, 2006
(expected)*
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Settlement Date         December 28, 2006
(expected)*
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Final Valuation         June 23, 2008
Date (expected)*
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Maturity Date           June 30, 2008
(expected)*
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PRODUCT DESCRIPTION
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Return Optimization Securities ("ROS") linked to the Rogers International
Commodity Index(R) Excess Return(SM) (the "Index") perform best in a moderate-return environment. Provided that there is a positive Index Return at maturity, ROS will provide the investor with an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the loss on the ROS will be equal to the percentage decline in the Index.

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BENEFITS
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o    Strategically targets moderate-return market environments

o 3x leverage feature provides enhanced participation in upside appreciation (up to the maximum gain), while maintaining 1-to-1 downside exposure

o Diversification: Provides portfolio exposure to an index composed of 36 futures contracts on physical commodities

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3x POSITIVE INDEX RETURN TO A 30% MAXIMUM GAIN; 1x NEGATIVE INDEX
RETURN

                              INDEX                                   SECURITIES
                              RETURN                                    RETURN
                             --------   ----------------------------  ----------
                                40%                                       30%
                                20%      3x INDEX RETURN TO CAP    >      30%
                                10%                                       30%
                             --------   ----------------------------  ----------
                             --------   ----------------------------  ----------
                                 5%                                       15%
    [GRAPHIC OMITTED]            3%         3x INDEX RETURN        >       9%
                             --------   ----------------------------  ----------
                             --------   ----------------------------  ----------
                                 0%                                        0%
                             --------   ----------------------------  ----------
                             --------   ----------------------------  ----------
                                -5%                                       -5%
                               -10%         1x INDEX DOWNSIDE      >     -10%
                               -20%                                      -20%
                               -40%                                      -40%
                             --------   ----------------------------  ----------

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated November 27, 2006.

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Securities. You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you of any material changes to the terms of the Securities.

*In the event that we make any change to the expected trade date and settlement date, we will make corresponding changes to the final valuation date and the maturity date to ensure that the stated term of the Securities remains the same.

                                                  Issuer Free Writing Prospectus
                                                  Filed pursuant to Rule 433
                                                  Registration No, 333-132747
                                                  Dated November 27, 2006

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INDEX DESCRIPTION
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ROGERS INTERNATIONAL COMMODITY INDEX(R) EXCESS RETURN(SM)

The Rogers International Commodity Index(R) Excess Return(SM) is composed of 36 futures contracts on physical commodities traded on ten exchanges in five countries. The index is rebal-anced monthly. The commodities represented in the Index include agricultural, energy and metal products.

   [THE FOLLOWING DATA POINTS REPRESENT A PIE CHART IN THE PRINTED DOCUMENT.]


                              Metals        21%

                              Energy        44%

                              Agriculture   35%


PLEASE REFER TO PAGE S-16 OF THE ATTACHED PRELIMINARY PROSPECTUS FOR DETAILED WEIGHTINGS.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the Index from 1/29/99 to
11/22/06 - BLOOMBERG

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1999        883.59
                       845.31
                       984.79
                      1046.79
                       987.15
                      1056.41
                       1073.6
                      1128.74
                       1185.4
                      1130.14
                      1178.28
                      1212.16
           2000       1288.72
                      1342.67
                       1325.5
                       1291.8
                      1383.94
                      1446.22
                       1360.3
                       1496.5
                      1468.73
                      1471.37
                      1540.24
                      1452.52
           2001       1474.67
                       1449.4
                      1377.71
                      1433.31
                      1399.98
                      1319.97
                      1335.59
                      1340.27
                       1218.6
                       1159.3
                      1144.19
                       1134.1
           2002          1119
                      1166.91
                      1293.58
                      1290.17
                       1286.3
                      1335.81
                      1340.47
                      1407.94
                      1446.78
                      1415.38
                      1420.16
                      1498.88
           2003       1605.73
                      1697.77
                      1578.72
                      1514.43
                      1638.73
                         1656
                       1698.9
                      1773.27
                      1741.65
                      1811.07
                      1856.41
                      1961.08
           2004       2011.61
                      2179.07
                         2224
                       2229.1
                      2291.25
                      2173.56
                      2280.41
                      2293.14
                      2458.78
                      2496.73
                      2468.43
                      2344.89
           2005       2414.59
                      2588.69
                      2670.93
                      2492.46
                      2488.03
                      2542.12
                      2629.93
                      2763.42
                      2785.27
                      2633.76
                       2600.9
                      2730.35
           2006          2914
                      2744.92
                      2822.45
                      2985.71
                      2964.11
                      2944.56
                      2974.21
                      2844.78
                      2651.87
                      2674.84
                      2680.30


HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE

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INVESTOR SUITABILITY AND KEY RISKS
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THE SECURITIES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Securities and that such appreciation is unlikely to exceed between 28.50% and 31.50% (to be determined on the trade date), the maximum gain on the Securities at maturity.

o    You are willing to hold the Securities to maturity.

o You are willing to make an investment that is exposed to the full downside performance risk of the Index.

o    You do not seek current income from your investment.

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

THE SECURITIES MAY NOT BE SUITABLE FOR YOU IF:

o    You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index (which may be in excess of the maximum gain) or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Securities, or you believe that the Index will appreciate over the term of the Securities and that such appreciation will be in an amount greater than between 28.50% and 31.50% (to be determined on the trade date), the maximum gain on the Securities at maturity.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Securities to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o You will create an overconcentrated position in the commodities sectors of your portfolio by owning the Securities.

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.

KEY RISKS:

o You may lose some or all of your principal--the Securities are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the Securities if you hold your Securities to maturity

o Your appreciation potential is limited by the maximum gain on the Securities

o No direct exposure to fluctuations in foreign exchange rates--the value of the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the futures contracts composing the Index are based.

o Potential over-concentration in particular commodity sectors--the commodities underlying the futures contracts included in the Index are concentrated in a limited number of sectors, particularly energy and agriculture

o    You will not receive any periodic interest payments on the Securities

o The Securities will not be listed, and there will not be an active secondary trading market for the Securities

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.